Exhibit 4.33

AMENDMENT TO THE AWARD AGREEMENT

THIS AGREEMENT IS MADE ON 20 JUNE 2023 BETWEEN

1.	Kim Stratton, born on 9 July 1962 (the "Participant"); and
2.	Centogene N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Am Strande 7, 18055 Rostock, Germany, trade register number: 72822872) (the "Company").

Each a "Party" and together the "Parties".

WHEREAS

A.

The Parties have entered into a service agreement dated 28 January 2022 and effective as of 1 February 2022, which was amended by means of an addendum dated 30 June 2022 and a second addendum (the "Second Addendum") dated 12 June 2023 (as amended, the "Services Agreement").

B.

On 3 February 2022, the Parties entered into an award agreement pursuant to which, among other matters, (i) 174,394 Initial Performance RSUs and (ii) 166,667 Initial Time-Vested RSUs (collectively, the "Initial RSUs") were issued to the Participant (the "Award Agreement").

C.	The Parties wish to agree upon certain amendments to the Award Agreement and wish enter into this amendment agreement (the "Amendment Agreement'').
D.	Except as expressly provided otherwise in this Amendment Agreement, the Parties acknowledge and agree that all other terms and conditions as laid down in the Award Agreement remain unchanged.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION
1.1

Unless the context otherwise required or unless otherwise defined in this Amendment Agreement, capitalized terms in this Amendment Agreement shall have the same meaning as set out in the Award Agreement or the Second Addendum, as applicable.

2	AMENDMENTS TO AWARD AGREEMENT
2.1	The Parties hereby determine and agree that:

a.

the terms and conditions applicable to the Initial RSUs pursuant to Clause 1.4 of the Award Agreement are hereby amended in their entirety as set forth in, and superseded and replaced by the provisions of, this Article 2;

b.	the terms and conditions applicable to the Annual RSUs pursuant to Clause 1.4 of the Award Agreement hereby cease to apply;
c.	the terms and conditions applicable to the M&A RSUs pursuant to Clause 1.4 of the Award Agreement hereby cease to apply;
d.

the termination and Change of Control arrangements applicable pursuant to Clause 1.4 of the Award Agreement are hereby amended in their entirety as set forth in, and superseded and replaced by the provisions of, this Article 2;

e.

the Participant shall have no entitlement to receive or exercise Annual RSUs or M&A RSUs pursuant to the terms of the Award Agreement (and any such entitlement, including any vested or unvested Annual RSUs to the extent already granted, has been waived, forfeited and cancelled by the Participant in the Services Agreement).

2.2	The Participant has been granted an Award on the terms and subject to the conditions set out in the Plan and below:

Form of Award	:	- 341,061 RSUs, being the "Initial RSUs" under the Services Agreement.
- 1,052,227 RSUs, being the "New RSUs" under the Services Agreement.
Grant Date	:	1 February 2022 for the Initial RSUs and 12 June 2023 for the New RSUs.
Expiration Date	:	1 February 2032 for the Initial RSUs and 12 June 2033 for the New RSUs.
Time-vesting	:	Time-vesting in four equal annual instalments as follows:

-
85,265 Initial RSUs and 263,057 New RSUs time- vested on 12 June 2023 (for the avoidance of doubt, to the extent that any Initial RSUs in excess of the aforementioned 85,265 Initial RSUs were already vested upon the execution of the Second Addendum, such excess Initial RSUs shall be deemed not to have vested and shall vest only in accordance with the arrangements set out below);

- 85,265 Initial RSUs and 263,057 New RSUs time-vest on 1 February 2024;
- 85,265 Initial RSUs and 263,057 New RSUs time-vest on 1 February 2025; and
- 85,266 Initial RSUs and 263,056 New RSUs time-vest on 1 February 2026.
The Initial RSUs and the New RSUs are subject to time- vesting only.
Performance vesting	:	No Performance Criteria apply.
Change of Control	:	The occurrence of a Take-Private prior to termination of the Services Agreement

i.
The unvested Initial RSUs (if any) and the unvested New RSUs (if any) shall immediately vest upon the occurrence of such Take-Private such that, in total, 75% of all Initial RSUs shall then be fully vested and 75% of all New RSUs shall then be fully vested (and any remaining unvested Initial RSUs and/or New RSUs will thereafter continue to vest in accordance with the paragraph Time-vesting above).

This paragraph i. is subject to paragraphs ii. through iv. set out below.
The Launch of a Take-Private in the form of a tender offer for all outstanding Ordinary Shares prior to termination of the Services Agreement

ii.
The unvested Initial RSUs (if any) and the unvested New RSUs (if any) shall immediately vest at Launch of such tender offer such that, in total, 75% of all Initial RSUs shall then be fully vested and 75% of all New RSUs shall then be fully vested (and any remaining unvested Initial RSUs and/or New RSUs will thereafter continue to vest in accordance with the paragraph Time-vesting above and paragraph iii. below).

iii. All remaining unvested Initial RSUs (if any) and all remaining unvested New RSUs (if any) shall vest at settlement of such tender offer.
The occurrence of an Exit Event prior to termination of the Services Agreement

iv. All unvested Initial RSUs (if any) and all unvested New RSUs (if any) shall immediately vest upon the occurrence of such Exit Event.
The occurrence of a Change of Control that is not a Take- Private nor an Exit Event prior to termination of the Services Agreement

v.
50% of the unvested Initial RSUs (if any) and 50% of the unvested New RSUs (if any) shall immediately vest upon the occurrence of such Change of Control (and any remaining unvested Initial RSUs and/or New RSUs will thereafter continue to vest in accordance with the paragraph Time-vesting above).

Settlement	:	Vested RSUs may be exercised at the option of the Participant and shall be settled in Ordinary Shares.
Applicable Cap
-
Each time when the Participant exercises any one or more vested Initial RSUs and/or vested New RSUs, the Company shall be obliged to pay to the Participant an amount equal to the number of Ordinary Shares underlying such vested RSUs multiplied the lower of (i) FMV (as defined in the LTIP) on such exercise date and (ii) the Applicable Cap (as defined below).

- The Company shall satisfy such payment obligation in the form of Ordinary Shares valued at FMV (as defined in the LTIP).
- The "Applicable Cap" shall be until and including 31 December 2025: USD 7. There will be no further applicable cap after 31 December 2025.
Good/Bad Leaver	:	As determined by the LTIP, subject to the arrangements set out below:
Termination of the Services Agreement after having entered into the Handover Consultancy Agreement
- The Initial RSUs and the New RSUs shall continue to time-vest during the Handover Period
- The Initial RSUs and the New RSUs shall stop vesting upon the termination of the Handover Consultancy Agreement.
Termination of the Services Agreement without having entered into the Handover Consultancy Agreement

- The Initial RSUs and the New RSUs shall stop vesting upon the termination of the Services Agreement.

3	MISCELLANEOUS PROVISIONS
3.1

Save as amended, modified, waived, acknowledged and agreed or determined by this Amendment Agreement, the terms and conditions of the Award Agreement shall remain unaffected and shall apply to each Party. Any reference in the Award Agreement to this Amendment Agreement shall be deemed to be a reference to the Award Agreement as amended by this Amendment Agreement.

3.2	Article 1.7 of the Award Agreement shall apply mutatis mutandis to this Amendment Agreement.

(signature page follows)

Signature page to Amendment to the Award Agreement.

/s/ Kim Stratton
Kim Stratton

/s/ Peer Schatz
Centogene N.V.
Name	: Peer Schatz
Title	: Chairman of the Supervisory Board